EXHIBIT 3.2
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF
APPLIED DIGITAL SOLUTIONS, INC.
It is hereby certified that:
1. The name of the corporation (hereinafter called the “Corporation”) is Applied Digital Solutions, Inc.
2. The Certificate of Incorporation of the Corporation is hereby amended by changing the Article numbered “One” so that, as amended, said Article shall be and read as follows:
“ARTICLE ONE
The name of the corporation is Digital Angel Corporation (the “Corporation”).”
3. The Certificate of Incorporation of the Corporation is hereby amended by changing the first paragraph of the Article numbered “Three” so that, as amended, said paragraph of said Article shall be and read as follows:
“ARTICLE THREE
The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ninety Five Million (195,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock (“Preferred Stock”) having a par value of $10.00 per share and One Hundred Ninety Million (190,000,000) shares shall be common stock (“Common Stock”) having a par value of $.01 per share. A statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, in respect of the shares of each class is as follows:”
4. Pursuant to a resolution of its Board of Directors, a meeting of stockholders of the Corporation was duly called and held, on June 20, 2008 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.
5. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
NOW, THEREFORE, the Corporation has caused this Certificate to be signed this • day of July, 2008.

By:	/s/ Lorraine M. Breece

Name:	Lorraine M. Breece
Title:	Senior Vice President and Chief Financial Officer